Exhibit 10.2

FIRST Amendment to 2018 Employment Agreement

THIS FIRST AMENDMENT TO 2018 EMPLOYMENT AGREEMENT (this “First Amendment”) is entered into this 6th day of April, 2020 (the “First Amendment Effective Date”) by and between TEXAS ROADHOUSE MANAGEMENT CORP., a Kentucky corporation (the “Company”), and S. CHRIS JACOBSEN, an individual resident of the Commonwealth of Kentucky (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to the 2018 Employment Agreement dated December 26, 2017 and having an effective date of January 8, 2018 (the “Employment Agreement”) relating to Executive’s service as Chief Marketing Officer of Texas Roadhouse, Inc., a Delaware corporation;

WHEREAS, pursuant to Sections 4(a) and 4(b) of the Employment Agreement, Executive is entitled to receive, without limitation, a base salary and an Incentive Bonus in consideration of his employment services as described in the Employment Agreement; and

WHEREAS, the Company and Executive desire to amend the terms and conditions of the Employment Agreement in accordance with the terms and conditions of this First Amendment.

NOW THEREFORE, in consideration of the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Recitals; Defined Terms. The recitals set forth above are true and accurate and are hereby incorporated herein by reference. Except as specifically set forth herein, all capitalized terms shall have the same meanings as set forth in the Employment Agreement.

2.       Base Salary and Incentive Bonus. Notwithstanding anything to the contrary contained in the Employment Agreement, including, without limitation, Sections 4(a) and 4(b) of the Employment Agreement, Executive shall forgo (A) one hundred percent (100%) of his base salary in excess of the amount necessary to cover Executive’s required contributions to his employment benefits and related payroll taxes for the pay period beginning on April 1, 2020 and continuing thereafter to and through June 30, 2020 and (B) one hundred percent (100%) of the Incentive Bonus that Executive would have otherwise been entitled in accordance with and subject to the terms and conditions of the Employment Agreement for the pay period beginning on April 1, 2020 and continuing thereafter to and through January 7, 2021. Executive shall continue to remain eligible to receive a prorated portion of the Incentive Bonus for the period between January 8, 2020 through March 31, 2020 in accordance with and subject to the terms and conditions of the Employment Agreement.

3.       Miscellaneous. Except as expressly amended herein, all of the terms and conditions of the Employment Agreement shall remain in full force and effect. This First Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. This First Amendment shall be binding on the parties when executed and delivered by the parties to one another by electronic transmission. In the event of a conflict between the terms of this First Amendment and the Employment Agreement, the terms of this First Amendment shall govern.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment as of the First Amendment Effective Date.

THE COMPANY:

TEXAS ROADHOUSE MANAGEMENT CORP.,

a Kentucky corporation

By:	/s/ Christopher C. Colson
Name:	Christopher C. Colson
Title:	Corporate Secretary

EXECUTIVE:

By:	/s/ S. Chris Jacobsen
S. CHRIS JACOBSEN, an individual resident
of the Commonwealth of Kentucky

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